                           EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into by and among Macerich Management Company, a California corporation, (the "Company"), The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") and Larry Sidwell ("Employee"), as of the 11th day of February, 1997.

I.      EMPLOYMENT.

        The Company and the Operating Partnership hereby employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

II.     TERM.

        The initial term of this Agreement shall commence on February 11, 1997, and end on February 10, 2002. As used herein, the "Renewal Date" shall mean the date during the initial term, and the date during any extension of the term as provided below, which is one year prior to the end of the then-current term. On each successive Renewal Date during the term, this Agreement shall be automatically extended one additional year unless at least 30 days prior to such Renewal Date, the Company or the Operating Partnership shall have delivered to Employee or Employee shall have delivered to the Company or the Operating Partnership written notice that the Agreement shall not be so extended. FOR EXAMPLE, THE FIRST RENEWAL DATE IS FEBRUARY 11, 2001, AND IF THIS AGREEMENT IS AUTOMATICALLY EXTENDED, THE SECOND RENEWAL DATE WOULD BE FEBRUARY 10, 2002, AND SO ON. AS A FURTHER EXAMPLE, ON FEBRUARY 11, 2001, THIS AGREEMENT WILL BE AUTOMATICALLY EXTENDED ONE ADDITIONAL YEAR (AND THEREFORE THE TERM OF THIS AGREEMENT WOULD END ON FEBRUARY 10, 2003), UNLESS ON OR BEFORE FEBRUARY 11, 2001, THE COMPANY, THE OPERATING PARTNERSHIP OR THE EXMPLOYEE SHALL HAVE GIVEN NOTICE THAT THE AGREEMENT SHALL NOT BE SO EXTENDED.

III.    DUTIES.

        A. Employee shall serve during the course of his employment as an officer of the Company and the Operating Partnership, initially Senior Vice President -- Development, and shall have such other duties and responsibilities as the Board of Directors of the Company and the Operating Partnership, or their respective Chief Executive Officers or Presidents, shall determine from time to time.

        B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company and the Operating Partnership. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company and the Operating Partnership, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent Employee from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

        Employee will serve as a key employee of the Operating Partnership, in consideration of the grant of the Restricted Stock Award and the Stock Option Award described in Section IV. At the request of The Macerich Company ("Macerich") or the Operating Partnership, Employee will serve as an employee, officer or director of Macerich Property Management Company, a California corporation, or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by Macerich (any such entity, including Macerich, the Company and the Operating Partnership, the "Macerich Entities") without additional compensation. For the term of this Agreement, Employee shall report directly to the Chief Executive Officer or President of the Company and the Operating Partnership or, if there is none, the Chairman of the Board of the Company and the Operating Partnership.

        C. Employee hereby acknowledges and agrees that, except as above contemplated, the engagement of Employee by the Company and the Operating Partnership under this Agreement is exclusive to the Company and the Operating Partnership, and he shall not render services to any other entity for compensation or otherwise without the prior written consent of the Company and the Operating Partnership.

IV.     COMPENSATION.

        A. The Company will pay to Employee a base salary at the rate of $225,000 per year. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company will review Employee's salary at least annually. The Company may in its discretion increase Employee's salary but it may not reduce it during the term of this Agreement.

        B. INITIAL RESTRICTED STOCK GRANT; INITIAL STOCK OPTION GRANT; ANNUAL BONUS, INCENTIVE, SAVINGS AND RETIREMENT PLANS.

        (i) Upon the commencement of employment, Employee shall receive a Restricted Stock Award for 10,000 shares of restricted Company stock (the "Restricted Stock Award"), which shares shall vest and shall be on such other terms and conditions as are set forth in a Restricted Stock Award Agreement to be executed as of the date of the Employee's commencement of employment (which agreement shall be in the form attached hereto as Exhibit A) and which Restricted Stock Award shall be subject to the terms and conditions of The Macerich Company 1994 Stock Incentive Plan (the "Plan").

        (ii) Upon the commencement of employment, Employee shall receive a Stock Option Award for 60,000 shares of Company stock (the "Stock Option Award"), which stock options shall be priced as of the date of the Employee's commencement of employment, and shall vest and shall be on such other terms and conditions as are set forth in a Stock Option Agreement to be executed as of the date of the Employee's commencement of employment (which agreement shall be in the form attached hereto as Exhibit B) and which Stock Option Award shall be subject to the terms and conditions of the Plan.

        (iii) Employee shall be entitled to participate in all annual bonus, incentive, stock incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Operating Partnership.

        C. WELFARE BENEFIT PLANS. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Operating Partnership (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Operating Partnership.

        D. EXPENSES. Employee shall be receive an automobile allowance in the amount of $700 per month. In addition, Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company and the Operating Partnership.

        E. FRINGE BENEFITS. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company and the Operating Partnership.

        F. VACATION. Employee shall be entitled to at least 4 weeks of paid vacation in accordance with the plans, policies, programs and practices as in effect generally with respect to other peer executives of the Company and the Operating Partnership.

        G. The Company and the Operating Partnership reserve the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Employee.

V.      TERMINATION.

        A. DEATH OR DISABILITY. Employee's employment shall terminate automatically upon Employee's death. If the Company and the Operating Partnership determine in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), they may give to Employee written notice in accordance with Section XX of its intention to terminate Employee's employment. In such event, Employee's employment with the Company and Operating Partnership shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean the absence of Employee from his duties with the Company and Operating Partnership on a full-time basis for a period of nine months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and the Operating Partnership or their insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably). "Incapacity" as used herein shall be limited only to a condition that substantially prevents Employee from performing his duties hereunder.

        B. CAUSE. During the term of this Agreement, the parties agree that the Company and Operating Partnership may terminate Employee's employment only for Cause or for breach of the provisions of Section IX (Antisolicitation) or XII (Confidential Information) or as set forth in paragraph A above. For purposes of this Agreement, "Cause" shall mean that the Company and Operating Partnership, acting in good faith based upon the information then known to the Company and the Operating Partnership, determine that Employee has: (1) failed to perform in a material respect his obligations under this Agreement without proper cause, (2) been convicted of a felony, or (3) committed a material act of fraud, dishonesty or gross misconduct which is materially injurious to the Company or the Operating Partnership.

        C.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            1. DEATH OR DISABILITY. If Employee's employment is terminated by reason of Employee's Death or Disability, the term of this Agreement shall not be subject to any further extension pursuant to
        Section II hereof. During the remainder of the term of this Agreement (as in effect on the date of Employee's termination of employment), the Company and the Operating Partnership (a) shall continue to pay to Employee (or, in the case of his death, his surviving spouse or, if there is no surviving spouse, his estate) Employee's annual base salary at the same time and in the same manner as if he had continued to perform services under this Agreement and
        (b) shall provide any coverage required by law and shall continue to provide to Employee (or, in the case of his death, his surviving spouse) the same level of health insurance provided to other executives of the Company and the Operating Partnership. Executive acknowledges and agrees that the Company and the Operating Partnership may insure themselves for their financial obligations upon Employee's death. Employee agrees to subject himself to medical examinations as may be reasonably required for such purposes.

            2. CAUSE. If Employee's employment is terminated by the Company and the Operating Partnership pursuant to Section V-B, this Agreement shall terminate without further obligations to Employee other than for (a) payment of the sum of Employee's annual base salary through the date of termination and any accrued vacation pay to the extent not theretofore paid, which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment of any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), which shall be paid to Employee or his estate or beneficiary pursuant to terms of the plan or agreement under which such compensation was deferred; and (c) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans. The payments described in clauses
        (a) and (b) shall hereinafter be referred to as the "Accrued Obligations." If it is subsequently determined that the Company and the Operating Partnership did not have Cause for termination under this Section V-C-2, then the Company's and the Operating Partnership's decision to terminate shall be deemed to have been made under Section V-C-3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination.

            3. OTHER THAN CAUSE OR DEATH OR DISABILITY. If the Company and the Operating Partnership breach this Agreement by terminating Employee's employment other than pursuant to Section V-B, then (a) the Company shall immediately pay to Employee a lump sum equal to three times Employee's base salary for one year at the rate in effect immediately prior to Employee's termination of employment, less standard withholdings and other authorized deductions, (b) the Company shall timely pay to Employee the Accrued Obligations, (c) the restrictions on the shares granted pursuant to the Restricted Stock Award shall immediately lapse (subject to limitations on acceleration of exercisability and vesting under the Plan and the Restricted Stock Award Agreement), and (d) the Stock Option Award shall become immediately exercisable in full (subject to limitations on acceleration of exercisability and vesting under the Plan and the Stock Option Agreement). None of the payments provided in this
        Section V-C-3 shall be reduced by any amounts earned or received by Employee from a third party at any time.

            4. EXCLUSIVE REMEDY. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

VI.     CHANGE IN CONTROL.

        A. Notwithstanding anything to the contrary in this Agreement, if a Change in Control (as defined below) of Macerich occurs during the term of this Agreement, and if within two years after the Change in Control the Company and the Operating Partnership terminate Employee's employment for a reason other than Cause, or if employee terminates his employment for Good Reason (as defined below), the provisions of Section V.C.3 and V.C.4 shall apply.

        B. Notwithstanding anything in this Agreement to the contrary, any "parachute payments" to be made to or for Employee's benefit, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of one of the two subparagraphs below are satisfied:

            1. The aggregate "present value" of all "parachute payments" payable to Employee or for Employee's benefit, whether pursuant to this Agreement or otherwise, shall be less than three (3) times Employee's "base amount"; or

            2. Each "parachute payment" payable to Employee or for Employee's benefit, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the "reasonable compensation" allocable to such "parachute payment."

        C.  For purposes of this Section VI:

            1.  A "Change in Control" of Macerich means any of the following:

            (1) Approval by the shareholders of Macerich of the dissolution or liquidation of the Macerich;

            (2) Approval by the shareholders of Macerich of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by shareholders or other affiliates of Macerich immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of Macerich's securities from the record date for such approval until such reorganization but including in such determination any securities of the other parties to such reorganization held by affiliates of Macerich);

            (3) Approval by the shareholders of Macerich of the sale of substantially all of Macerich's business and/or assets to a person or entity which is not a Macerich Entity or an affiliate of a Macerich Entity; or

            (4) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") other than a person described in and satisfying the conditions of Rule 13d-1(b)(1)
        thereunder) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Macerich representing more than 20% of the combined voting power of Macerich's then outstanding securities entitled to then vote generally in the election of directors of the Macerich, other than a person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 10% of the outstanding shares of Common Stock at the time of adoption of this Agreement, or an affiliate, successor, heir, descendant or related party of or to any such person.

            2. "Good Reason" shall mean (a) an adverse and significant change in Employee's position, duties, responsibilities, or status with the Company and the Operating Partnership, (b) a change in Employee's office location to a point more than 50 miles from Employee's office immediately prior to a Change in Control, (c) the taking of any action by the Company and the Operating Partnership to eliminate benefit plans without providing substitutes therefore, to reduce benefits thereunder or to substantially diminish the aggregate value of incentive awards or other fringe benefits, (d) any reduction in Employee's base salary, or (e) any breach of this Agreement by the Company or the Operating Partnership.

            3. The term "base amount" shall have the meaning ascribed to it under Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code");

            4. The term "parachute payment" shall have the meaning ascribed in Section 280G(b)(2)(A) of the Code, without regard to Section 280G(b)(2)(A)(ii) of the Code but with regard to Section
        280G(b)(4)(A);

            5.  "Present value" shall be determined in accordance with
        Section 280G(d)(4) of the Code;

            6. The term "reasonable compensation" shall have the meaning ascribed to it under Section 280G(b)(4)(B) of the Code (for personal services actually rendered before the date of the Change in Control of Macerich); and

            7. The portion of the "base amount" and the amount of "reasonable compensation" allocable to any "parachute payment" shall be determined in accordance with Section 280G(b)(3) of the Code and
        Section 280G(b)(4)(B) of the Code, respectively.

        D. If Employee would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement which would constitute

"parachute payments," then notwithstanding any other provision hereof or of any other existing agreement to the contrary, Employee may by written notice to the Company and the Operating Partnership designate the order in which such "parachute payments" shall be reduced or modified so that the Company and the Operating Partnership or either of them is not denied federal income tax deductions for any "parachute payments" because of Section 280G of the Code.

        E. All determinations required by this Section VI, including without limitation the determination of whether any benefit or payment would constitute a parachute payment, the calculation of the value of any parachute and whether any benefit or payment constitutes reasonable compensation, shall be made by an independent accounting firm (other than Macerich's outside auditing firm) having nationally recognized expertise in such matters selected by the Compensation Committee of the Board of Directors of Macerich. Any such determination by such accounting firm shall be binding on the Company, the Operating Partnership and Employee.

        F. Payment of amounts pursuant to this Agreement shall not, unless directed by Employee, be delayed pending determination of the status of a payment as a "parachute payment" by the Internal Revenue Service, court or similar body of competent jurisdiction.

VII.    ARBITRATION.

        Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Los Angeles County, California in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitration may be entered in any court in the State of California, or in any other court of competent jurisdiction. In the event either party institutes arbitration under this Agreement arising prior to a Change in Control of Macerich, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration, and the nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc. In the case of any arbitration or subsequent judicial proceedings arising after a Change in Control of Macerich, Employee shall be awarded his costs, including attorneys' fees.

VIII.   INTENTIONALLY OMITTED.

IX.     ANTISOLICITATION.

        Employee promises and agrees that during the term of this Agreement he will not influence or attempt to influence customers of any Macerich Entity, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of any Macerich Entity.

X.      JOINING FORMER COMPANY EMPLOYEES.

        Employee promises and agrees that for one year following his termination of employment other than pursuant to Section V-C above or Disability above or expiration of this Agreement, he will not enter business or work with any person who was employed with any Macerich Entity, and who earned annually $25,000 or more as a Macerich Entity employee during the last six months of his or her own employment, in any business, partnership, firm, corporation or other entity then in competition with the business of a Macerich Entity.

XI.     SOLICITING EMPLOYEES.

        Employee promises and agrees that he will not, for a period of one year following termination of his employment or the expiration of this Agreement, directly or indirectly solicit any Macerich Entity employees who earned annually $25,000 or more as a Macerich Entity employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any Macerich Entity.

XII.    CONFIDENTIAL INFORMATION.

        A. Employee shall hold in a fiduciary capacity for the benefit of the Macerich Entities all secret or confidential information, knowledge or data relating to any Macerich Entity, and their respective businesses, which shall have been obtained by Employee during his employment by the Company and the Operating Partnership and which shall not be or become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement). After termination of Employee's employment with the Company and the Operating Partnership, he shall not, without the prior written consent of the Company and the Operating Partnership, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and the Operating Partnership and those designated by either of them.

        B. Employee agrees that all lists, materials, books, files, reports, correspondence, records, and other documents ("Company material") used, prepared, or made available to Employee, shall be and shall remain the property of the applicable Macerich Entity. Upon the termination of employment or the expiration of this Agreement, all Company material shall be returned immediately to the applicable Macerich Entity, and Employee shall not make or retain any copies thereof.

XIII.   SUCCESSORS.

        A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company and the Operating Partnership, be assignable by Employee.

        B. This Agreement shall inure to the benefit of and be binding upon the Company and the Operating Partnership and their respective successors and assigns and any such successor or assignee shall be deemed substituted for the applicable company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the equity of the Company and/or the Operating Partnership, or to which the Company and/or the Operating Partnership assigns its interest in this Agreement by operation of law or otherwise.

XIV.    WAIVER.

        No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XV.     MODIFICATION.

        This Agreement may not be amended or modified other than by a written agreement executed by the Employee, the Company and the Operating Partnership.

XVI.    SAVINGS CLAUSE.

        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XVII.   COMPLETE AGREEMENT.

        This instrument constitutes and contains the entire agreement and understanding concerning Employee's employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

XVIII.  GOVERNING LAW.

        This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XIX.    CONSTRUCTION.

        The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XX.     COMMUNICATIONS.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy, telex or equivalent form of written telecommunication or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

        To Company                 The Macerich Company
        and Operating              233 Wilshire Boulevard, Suite 700
        Partnership:               Santa Monica, CA 90401


        To Employee:               Larry Sidwell
                                   7375 Westmoreland Dr.
                                   St. Louis, MO 63130

Any party may change the address at which notice shall be given by written notice given in the above manner. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunication on a regular business day and within normal business hours or on the fifth day next succeeding the date of mailing, if sent by certified or registered mail.

XXI.    EXECUTION.

        This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XXII.   LEGAL COUNSEL.

        The Employee, the Operating Partnership and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

XXIII.  SURVIVAL.

        The provisions of this Agreement shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

        THE COMPANY:                   MACERICH MANAGEMENT COMPANY
                                       a California corporation


                                       By:
                                          -------------------------------------
                                          Arthur M. Coppola
                                          President


        OPERATING PARTNERSHIP:         THE MACERICH PARTNERSHIP, L.P.
                                       a Delaware partnership

                                       By: The Macerich Company
                                           a Maryland corporation
                                           its general partner


                                           By:
                                               --------------------------------
                                               Arthur M. Coppola
                                               President


        EMPLOYEE:
                                       -----------------------------------------
                                       Larry Sidwell